Exhibit 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 450 5800 fax

May 24, 2021

Barclays Bank PLC
1 Churchill Place,
London E14 5HP, England

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its iPath® Pure Beta Crude Oil ETNs due April 18, 2041, issued pursuant to the Senior Debt Securities Indenture dated as of September 16, 2004 (as supplemented by the Supplemental Indenture dated as of February 22, 2018) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, for any and all of its outstanding iPath® S&P GSCI® Crude Oil Total Return Index ETNs due August 14, 2036 pursuant to the registration statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission and the prospectus included therein (the “Prospectus”).

We, as your special United States federal income tax counsel, have examined originals or copies of the above documents and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in the documents and other instruments that we reviewed (including, but not limited to, statements concerning the Exchange Offer set forth in the Registration Statement and the Prospectus) were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we hereby confirm to you that the discussion set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus, subject to the qualifications, assumptions and limitations set forth therein, is our opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Exchange Offer under any state,

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local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Davis Polk & Wardwell LLP